As filed with the Securities and Exchange Commission on June 1, 2023

Registration No. 333-156130

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-156130

UNDER

THE SECURITIES ACT OF 1933

______________________________________

POTLATCHDELTIC CORPORATION

(Exact name of registrant as specified in its charter)

_______________________________________

Delaware	82-0156045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 West First Avenue, Suite 1600 Spokane, Washington 99201
(Address of Principal Executive Offices) (Zip Code)

_______________________________________

PotlatchDeltic Hourly 401(k) Plan

PotlatchDeltic Salaried 401(k) Plan

(Full title of plan)

________________________________________

Michele L. Tyler

Vice President, General Counsel & Corporate Secretary

PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

PotlatchDeltic Corporation, a Delaware corporation (the “Registrant”) is filing with the Securities and Exchange Commission this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-156130) (the “Registration Statement”) relating to the PotlatchDeltic Hourly 401(k) Plan (the “Hourly 401(k) Plan”), which was formerly known as the Potlatch Hourly 401(k) Plan, and the PotlatchDeltic Salaried 401(k) Plan (the “Salaried 401(k) Plan”), which was formerly known as the Potlatch Salaried 401(k) Plan (collectively, the “Plans”). The Registration Statement registered the offering of (i) three million shares of the Registrant's common stock, par value $1.00 per share (“Common Stock”), and an indeterminate amount of plan interests pursuant to the Hourly 401(k) Plan, and (ii) two million shares of Common Stock and an indeterminate amount of plan interests pursuant to the Salaried 401(k) Plan.

Effective June 1, 2023, the Plans terminated the option to invest contributions in, or transfer funds into, the PotlatchDeltic Stock Fund under the Plans. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement, and this Post-Effective Amendment to the Registration Statement is being filed to remove from registration all shares of Common Stock and related plan interests not heretofore sold pursuant to the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-156130) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on June 1, 2023.

POTLATCHDELTIC CORPORATION

By: /s/ Michele L. Tyler

Michele L. Tyler

Vice President, General Counsel and

Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-156130) on behalf of the Registrant in reliance on Rule 478 of the Securities Act of 1933, as amended.

THE PLANS

Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plans) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-156130) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on June 1, 2023.

POTLATCHDELTIC HOURLY 401(K) PLAN

By: /s/ Wayne Wasechek

Wayne Wasechek

Benefits Committee Chair

POTLATCHDELTIC SALARIED 401(K) PLAN

By: /s/ Wayne Wasechek

Wayne Wasechek

Benefits Committee Chair